                                                                 EXHIBIT 7(c)(2)


                         SECURITIES PURCHASE AGREEMENT

                                  by and among

                                  P-COM, Inc.

                 and All Securityholders of Technosystem S.p.A.

                                  dated as of

                                February 5, 1997

                               TABLE OF CONTENTS
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ARTICLE I  PURCHASE, SALE AND SURRENDER OF SECURITIES............................  1
     1.1   Purchase, Sale and Surrender of Securities............................  1
     1.2   Purchase Price........................................................  1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SECURITYHOLDERS.....................  3
     2.1   Representations and Warranties of each Securityholder.................  3
           (a)    Organization of the Company....................................  3
           (b)    Capital Structure..............................................  3
           (c)    Authorization of the Securityholders...........................  4
           (d)    Conflict.......................................................  4
           (e)    No Consent Required............................................  5
           (f)    Financial Information..........................................  5
           (g)    Absence of Certain Changes and Events..........................  6
           (h)    Conduct of Business............................................  7
           (i)    Undisclosed Liabilities........................................  7
           (j)    Inventory......................................................  7
           (k)    Taxes..........................................................  8
           (l)    Compliance With Law............................................  9
           (m)    Intellectual Property Rights...................................  9
           (n)    Service Provider Agreements.................................... 11
           (o)    Restrictive Documents or Orders................................ 11
           (p)    Contracts and Commitments...................................... 12
           (q)    Title to the Property.......................................... 12
           (r)    Title to Securities............................................ 13
           (s)    Litigation..................................................... 13
           (t)    Labor Relations................................................ 14
           (u)    Personnel...................................................... 14
           (v)    Brokers' and Finders' Fees/Contractual Limitations............. 14
           (w)    Related Party Transactions..................................... 14
           (x)    Certain Payments............................................... 15
           (y)    Products Liability............................................. 15
           (z)    Product Warranties............................................. 15
           (aa)   Returns........................................................ 15
           (ab)   Customers...................................................... 15
           (ac)   Suppliers...................................................... 15
           (ad)   Books and Records.............................................. 16
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                                      i.

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            (ae)   Complete Disclosure........................................... 16
            (af)   Performance of Agreement...................................... 16
            (ag)   Absence of Governmental or Other Objection.................... 16
            (ah)   Insurance..................................................... 16
            (ai)   Environmental Matters......................................... 17
            (aj)   Backlog....................................................... 17
            (ak)   Accounts Receivable........................................... 17
            (al)   Subsidiaries.................................................. 18
            (am)   Exports to Certain Countries.................................. 18
            (an)   Foreign Corrupt Practices Act................................. 18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................... 19
     3.1    Representations and Warranties of Purchaser.......................... 19
            (a)    Organization.................................................. 19
            (b)    Authority..................................................... 19

ARTICLE IV  COVENANTS OF THE SECURITYHOLDERS..................................... 20
     4.1    Maintenance of Business.............................................. 20
     4.2    Conduct of Business.................................................. 20
     4.3    Necessary Consents................................................... 22
     4.4    Access to Information................................................ 23
     4.5    Best Efforts......................................................... 23
     4.6    Exclusivity; Acquisition Proposals................................... 23
     4.7    Breach of Representations, Warranties, Agreements and Covenants...... 24
     4.8    Legal Conditions to the Sale or Surrender of the Securities.......... 24
     4.9    Public Announcements................................................. 25
     4.10   Non-Competition...................................................... 25
     4.11   Shareholders' Meeting................................................ 27
     4.12   No Transfer.......................................................... 27
     4.13   Elettronica Cooperatio............................................... 27
     4.14   Bank Guarantees...................................................... 27
     4.15   Net Asset Determinatin............................................... 28
     4.16   No Further Exports To Certain Countries.............................. 28

ARTICLE V   COVENANTS OF PURCHASER............................................... 29
     5.1    Necessary Consents................................................... 29
     5.2    Access to Information................................................ 29
     5.3    Best Efforts......................................................... 29
     5.4    Public Announcements................................................. 29
     5.5    Breach of Representations, Warranties, Agreements and Covenant....... 29
     5.6    Legal Conditions to the Sale or Surrender of Securities.............. 30
     5.7    Bank Guarantees; Intercompany Debts.................................. 30
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                                      ii.

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ARTICLE VI   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER..................... 30
     6.1     Certificates for Securities.......................................... 30
     6.2     Representations and Warranties True.................................. 31
     6.3     Covenants Performed.................................................. 31
     6.4     Certificates......................................................... 31
     6.5     Opinions of Counsel for the Company and the Securityholders.......... 31
     6.6     No Violations; No Actions............................................ 31
     6.7     No Material Adverse Effect........................................... 31
     6.8     Proceedings and Documents............................................ 31
     6.9     Schedules............................................................ 32
     6.10    Required Consents.................................................... 32
     6.11    Proprietary Information Agreements................................... 32
     6.12    Tax Forms............................................................ 32
     6.13    Due Diligence Review................................................. 32
     6.14    Board Approval....................................................... 32
     6.15    Other Matters........................................................ 32

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SECURITYHOLDERS........... 33
     7.1     Representations and Warranties True.................................. 33
     7.2     Covenants Performed.................................................. 33
     7.3     No Violations; No Actions............................................ 33
     7.4     Proceedings and Documents............................................ 34
     7.5     Required Consents.................................................... 34
     7.6     Certificate.......................................................... 34
     7.7     Board Approval....................................................... 34

ARTICLE VIII CLOSING.............................................................. 34
     8.1     Time and Place....................................................... 34
     8.2     Deliveries of the Securityholders.................................... 34
             (a)    Certificates and Instruments.................................. 34
             (b)    Corporate Minute Books........................................ 34
             (c)    Certificate of Good Standing.................................. 34
             (d)    Closing Documents............................................. 35
             (e)    Books and Records............................................. 35
             (f)    Consents...................................................... 35
             (g)    Opinion of Counsel............................................ 35
             (h)    Securityholder Certificate.................................... 35
             (i)    FIRPTA........................................................ 35
             (j)    Proprietary Information and Inventions Agreement.............. 35
             (k)    Other Documents............................................... 35
     8.3     Deliveries of Purchaser.............................................. 35
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                                     iii.

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            (a)    Payment of the Consideration................................... 35
            (b)    Resolutions.................................................... 36
            (c)    Consents....................................................... 36
            (d)    Purchaser Certificate.......................................... 36
            (e)    Other Documents................................................ 36

 ARTICLE IX INDEMNIFICATION......................................................  36
     9.1    Survival of Representations, Warranties, Covenants and Agreements..... 36
     9.2    Securityholder Indemnification........................................ 37
     9.3    Procedure for Indemnification with Respect to Third-Party Claims...... 38
     9.4    Procedure For Indemnification with Respect to Non-Third Party Claims.. 39
     9.5    Itelco and Related Damages............................................ 40
     9.6    Defense of Covered Claims for the Itelco and Related Damages.......... 40
            (a)    Notification; Cooperation...................................... 40
            (b)    Legal Counsel.................................................. 41
     9.7    Purchaser Indemnification............................................. 41
     9.8    Duty to Mitigate...................................................... 42

ARTICLE X   TERMINATION........................................................... 42
     10.1   Termination........................................................... 42

ARTICLE XI  MISCELLANEOUS PROVISIONS.............................................. 43
     11.1   Notice................................................................ 43
     11.2   Entire Agreement...................................................... 44
     11.3   Binding Effect; Assignment............................................ 45
     11.4   Expenses of Transaction............................................... 45
     11.5   Waiver; Consent....................................................... 45
     11.6   Third-Party Beneficiaries............................................. 45
     11.7   Counterparts.......................................................... 45
     11.8   Severability.......................................................... 45
     11.9   Governing Law......................................................... 46
     11.10  Arbitration; Attorneys' Fees.......................................... 46
     11.11  Remedies.............................................................. 47
     11.12  Mutual Drafting....................................................... 47
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                                      iv.

Exhibits
--------

     Exhibit 4.7                    Company Letter

Schedules
---------

     Schedule A                     List of Securityholders

     Schedule 1.2(a)                Cash Payment Schedule to Securityholders

     Schedule 1.2(b)(i)             Schedule of Purchase Shares Payable to
                                    Securityholders

     Schedule 1.2(b)(ii)            Schedule of Milestones

     Schedule 2.1(b)                List of all holders of outstanding Company
                                    Capital Stock

     Schedule 2.1(j)                List of all Inventory owned by Company

     Schedule 2.1(l)                List of Governmental Permits

     Schedule 2.1(m)                Schedule of Intellectual Property Rights

     Schedule 2.1(p)                List of Outstanding Contracts

     Schedule 2.1(q)                List of Leases of Property

     Schedule 2.1(t)A               List of Special Benefit Plans

     Schedule 2.1(t)B               List of Temporary Reductions in Social
                                    Security Charges

     Schedule 2.1(ab)               Schedule of Customers

     Schedule 2.1(ac)               List of Suppliers

     Schedule 2.1(ah)               List of Insurance Policies

     Schedule 2.1(aj)               Backlog Schedule

     Schedule 2.1(ak)               Schedule of Accounts Receivable

                                      v.

                         SECURITIES PURCHASE AGREEMENT


          THIS PURCHASE AGREEMENT (this "Agreement") as of this 5th day of February, 1997, by and among P-COM, Inc., a Delaware corporation whose registered office is at 3175 S. Winchester Boulevard, Campbell, California, 95008, U.S.A. ("Purchaser"), and the securityholders of Technosystem S.p.A. (the "Company"), whose registered office is at Via Pietro Fumaroli 14, Rome, Italy, listed on Schedule A to this Agreement (collectively, the "Securityholders").
          ----------

          WHEREAS, Purchaser desires to acquire all of the rights of equity ownership of the Securityholders through the purchase by Purchaser of all of the issued and outstanding shares of capital stock and all other equity interest and by payment for the surrender of all outstanding options and all other rights to acquire shares of capital stock of the Company; and

          WHEREAS, in furtherance thereof, Purchaser will pay to each Securityholder cash consideration for their securities;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                   PURCHASE, SALE AND SURRENDER OF SECURITIES

          1.1  Purchase, Sale and Surrender of Securities.  Upon the terms and
               ------------------------------------------
subject to the conditions of this Agreement, the Securityholders shall sell to Purchaser and Purchaser shall purchase from the Securityholders all of the shares of capital stock and all other equity interest of the Company held by the Securityholders, and the Securityholders shall surrender all options and other rights to purchase such shares held by the Securityholders (collectively, the "Securities") at the Closing (as defined in Section 8.1 hereof).

          1.2  Purchase Price.
               --------------

          (a) Consideration.  Purchaser shall pay to the Securityholders in cash
              -------------
by check or by wire transfer for such Securityholders' equity interests in the Company an aggregate of United States $3,300,000 (collectively, the "Consideration"), which Consideration shall be distributed to the
Securityholders set forth on Schedule 1.2(a) in the respective amounts set forth
                             ---------------
next to each such Securityholder's name on such schedule;

          The Consideration shall consist of the following:

              (i) An aggregate of United States $2,591,325 to be paid at the Closing; and

              (ii) An aggregate of United States $708,675 to be paid out on March 31, 1998 subject to Section 1.2(c) below.

          (b) For purposes of determining the allocation of the Consideration pursuant to subparagraphs (i) and (ii) above, Mr. Biscarini shall receive at the Closing sixty percent (60%) of the Consideration payable to him. The remaining forty percent (40%) of the Consideration payable to Mr. Biscarini shall be released based upon the achievement of milestones as set forth on the attached

Schedule 1.2(b); provided, however, that of such amount held subject to the
---------------
achievement of milestones, an amount equal to fifteen percent (15%) of the aggregate Consideration payable to Mr. Biscarini shall be subject to the additional obligations set forth in Section 1.2 (c) below. Each Securityholder other than Mr. Biscarini shall receive eighty five percent (85%) of the Consideration payable to such Securityholder at the Closing and fifteen percent (15%) of such Consideration shall be payable subject to Section 1.2 (c) below.

          (c) Pursuant to paragraphs (a) and (b) above, an amount equal to fifteen percent (15%) of the total aggregate consideration to be paid to the Securityholders shall be withheld from payment until March 31, 1998, subject to the terms of this Agreement (the "Deferred Payment"). The Deferred Payment shall bear interest at a rate per annum equal to 5.5%. All such interest shall be considered part of the Deferred Payment, to be paid out on March 31, 1998 subject to the terms of this Agreement. The Deferred Payment shall serve as collateral in part for the indemnity obligations of the Securityholders for any and all amounts determined by the mutual consent of the parties, subject to the prompt arbitration pursuant to Section 11.10 hereof of any dispute not resolved by the parties within ten (10) days, to be payable or owing to Purchaser and/or its affiliates (which for purposes of this Agreement is defined to include the subsidiaries of Purchaser and any officers or directors of the Purchaser or its subsidiaries) for Damages (as defined below) under the provisions and procedures of Article IX hereof, including but not limited to the Itelco and Related Damages (as defined below) (collectively, "Indemnifiable Amounts"). Purchaser hereby agrees that any portion of the Deferred Payment not in dispute on the Release Date shall be released to the Securityholders subject, in the case of Mr. Biscarini, to the satisfactory completion of the milestones set forth in
Schedule 1.2(b).

              (i) If there are existing on March 31, 1998 (the "Release Date"), any Indemnifiable Amounts due and owing to Purchaser and/or its affiliates, according to the procedure set forth in this Agreement, the Purchaser shall upon five (5) days' prior notice from the Purchaser, cause that amount of the Deferred Payment sufficient to fully cover

                                      2.

such Indemnifiable Amounts (the "Excluded Consideration") to be deducted from the amount of Deferred Payment otherwise transferrable to the Securityholders on the Release Date (or, in the case of Mr. Biscarini, on the completion of the ensuing milestone) to be cancelled, and all right, title, and interest of the Securityholders in and to such Excluded Consideration shall immediately terminate. Purchaser shall use its best efforts to notify the Securityholders of any anticipated Indemnifiable Amounts known to Purchaser at least ten (10) days prior to the Release Date; however, Purchaser's right to the Indemnifiable Amounts shall not be invalidated or otherwise affected by failure to so notify the Securityholders.

              (ii) Unless otherwise agreed to by the parties, the use of Excluded Consideration for indemnification hereunder shall be in proportion to the respective equity interests in the Company held by the Securityholders prior to the Closing.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF SECURITYHOLDERS

          2.1  Representations and Warranties of each Securityholder.  For
               -----------------------------------------------------
purposes of Articles II and IX of this Agreement, the Company shall be deemed to include and refer to the Company's wholly and/or partially owned subsidiaries, investments in other business enterprises and joint ventures.

          Except as specifically set forth in the relevant Schedules attached hereto delivered by the Securityholders to Purchaser, each Securityholder does hereby, severally and not jointly, in accordance with their respective equity interests in the Company prior to the Closing, represent and warrant to Purchaser that:

          (a) Organization of the Company.  The Company is a company duly
              ---------------------------
organized, validly existing and functioning under the laws of Italy and has all requisite corporate right, power and authority to own, operate and lease its assets and to conduct its business in the manner in which it is now conducted. All of the formalities required under Italian law have been complied with, and the Company is not in default under any applicable statutory or regulatory provision. True and complete copies of the current charter documents of the Company have been furnished to Purchaser and its counsel. The Company does not own or lease any assets or conduct any business in any jurisdiction other than Italy.

          (b) Capital Structure.
              -----------------

              (i) The capital stock of the Company consists solely of 1,500,000 shares, Lit. 1,000 (one thousand) par value per share, all of which are issued and outstanding. There are no outstanding shares of the Company's capital stock or any other

                                      3.

equity securities or rights to purchase equity securities of the Company (collectively, "Company capital stock"), other than as described in the preceding sentence.

              (ii) All outstanding shares of the Company capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's charter documents or any agreement to which the Company is a party or by which the Company may be bound. All outstanding common stock or other securities have been issued in compliance with applicable Italian securities laws. There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement, other than those described in Section 2.1(b)(i) above, if any.

              (iii) Schedule 2.1(b) contains a complete and accurate list
                    ---------------
of, and the number of shares owned of record by, the holders of outstanding Company capital stock and their state or country of residence.

              (iv) Except for any restrictions imposed by applicable laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company capital stock.

              (v) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons that affects or relates to the voting with respect to any outstanding security of the Company.

          (c) Authorization of the Securityholders.  Each Securityholder has
              ------------------------------------
full power and authority to enter into this Agreement, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, assignments, and other documents and instruments evidencing the conveyance of the Securityholders' equity interests or delivered pursuant to Section 6.2 hereunder (the "Closing Documents"). Each of the Securityholders has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement and the Closing Documents. This Agreement constitutes a valid and binding obligation of each of the Securityholders, enforceable in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

          (d) Conflict.  Subject to satisfaction of the conditions set forth in
              --------
this Agreement, the execution, delivery and performance of this Agreement does not and the

                                      4.

performance and consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to the Company or its properties or assets, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the charter documents of the Company or (ii) any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected.

          (e) No Consent Required.  No consent, approval, order or authorization
              -------------------
of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether Italian or of any other country (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Securityholders or the consummation by the Securityholders of the transactions contemplated hereby. No consent, approval or authorization of the Company's Board of Directors (or any committee thereof), Securityholders or of any third party is required in connection with the Securityholders' consummation of the transactions contemplated hereunder that has not been obtained or waived by the Closing.

          (f) Financial Information.  The Company has furnished to Purchaser a
              ---------------------
complete and accurate copy of its balance sheets and its profit and loss accounts as of and for each of the twelve (12)-month periods ending December 31, 1993, 1994 and 1995, prepared by the Company, audited by Ernst & Young, and reviewed by Price Waterhouse, Rome ("PW") in accordance with the generally accepted accounting principles provided by the Italian Civil Code and fiscal law as integrated by the "Consiglio Nazionale dei Dottori Commercialisti e dei Ragionari," and, in the absence thereof, as provided by the International Accounting Standards Committee ("GAAP"), consistently followed throughout the period (collectively, the "Company's Audited Financial Statements"). The Company's Audited Financial Statements at and for the periods ended December 31, 1995 fairly present the financial position of the Company as and at the dates thereof and the Company's results of operations and cash flows for the periods then ended. The notes to the Company's Audited Financial Statements as at and for such period set forth in reasonable detail the Company's accounting policies, principles and methods with respect to the calculation of its accounts receivable (including policies for its warranty and bad debt reserves, revenue recognition and capitalized software development costs). The projections of the Company provided to Purchaser were prepared in good faith and are based on reasonable assumptions. The Company has furnished to Purchaser a complete and accurate copy of its unaudited balance sheet and profit and loss accounts as of September

                                      5.

30th, 1996 reviewed by Price Waterhouse Rome, and will furnish to Purchaser prior to the Time of Closing a complete and accurate copy of its unaudited balance sheet and profit and loss account as of December 31, 1996, also reviewed by Price Waterhouse, Rome which will include the alterations in an amount not to exceed Italian Lire 6.497 Million, as indicated in the columns "proposed adjustment" and "area of uncertainty" in the report issued by Price Waterhouse, Rome, which columns have been attached hereto in Schedule 2.1(f) (collectively, the "Company's Unaudited Financial Statements", collectively with the Company's Audited Financial Statements and the Closing Date Balance Sheet (as defined herein), the "Company's Financial Statements"). The Company's Unaudited Financial Statements have been and shall be prepared in accordance with GAAP consistently applied, subject to normal year-end adjustments and except for the absence of footnotes, and fairly present the financial position of the Company as and at the dates thereof and the Company's results of operations and cash flows for the periods then ended.

          (g) Absence of Certain Changes and Events.  Since September 30, 1996,
              -------------------------------------
there has not been (except for potential alterations to the Company's Financial Statement in an amount not to exceed Italian Lira 6.497 million, as indicated in the columns "proposed adjustment" and "area of uncertainty" in the report issued by Price Waterhouse, which columns have been attached hereto in Schedule 2.1(f)):

              (i) Any material adverse change in the financial condition, results of operations, assets, liabilities, business, or prospects of the Company or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

              (ii) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had a material adverse effect on the business or assets of the Company or any such event which reasonably could be expected to have such an effect on the business or the assets of the Company;

              (iii) Any material transaction relating to the business of the Company (other than the transactions contemplated herein) which was entered into or carried out by the Company other than in the ordinary and usual course of business;

              (iv) Any change made by the Company in its method of operating its business or its accounting practices relating thereto;

              (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with

                                      6.

respect to the assets of the Company other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and which do not detract from the value of the Company or impair the operations conducted thereon or any discharge or satisfaction thereof;

              (vi) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the assets of the Company, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

              (vii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which the Company is a party and relating to or affecting the business or the assets of the Company, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

              (viii) Any labor disputes or disturbances materially affecting in an adverse fashion the business or the financial condition of the Company;

              (ix) Any notice (written or unwritten) from any employee of the Company who provides any services to the Company that such employee has terminated, or intends to terminate, such employee's employment with the Company;

              (x) Any notice (written or unwritten) from any of the Company's suppliers that any such supplier will not continue to supply the current level and type of goods currently being provided by such supplier to the Company on similar terms and conditions;

              (xi) Any adverse relationships or conditions with vendors or customers that may have a material adverse effect on the business, prospects or assets of the Company; or

              (xii) Any other event or condition of any character which materially adversely affects, or may reasonably be expected to so affect, the assets or the results of operations, prospects or financial condition of the Company.

          (h) Conduct of Business.  At all times since September 30, 1996, the
              -------------------
Company has conducted its business in the ordinary course thereof and used reasonable commercial efforts to preserve intact the organization of its business and the good will of its customers, suppliers, and others having business relations with the Company.

                                      7.

          (i) Undisclosed Liabilities.  There are no debts, liabilities, or
              -----------------------
obligations with respect to the Company, whether liquidated, unliquidated, accrued, absolute, contingent, known or unknown or otherwise, that are not identified in the relevant schedules or in the Company's Closing Date Balance Sheet as provided to Purchaser pursuant to Section 4.15 of this Agreement.

          (j) Inventory.  Schedule 2.1(j) lists all inventory owned by the
              ---------   ---------------
Company, including goods supplied to the Company by suppliers, goods on consignment, and all other goods customarily sold by the Company (whether located on the business premises of the Company, in transit to or from such business premises, in other storage facilities, or otherwise) (collectively, the "Inventory"), and identifies whether such Inventory is owned by the Company or held on consignment. The Inventories are valued at cost (determined on a last-in first-out basis) or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality in accordance with GAAP consistently applied. The quality and quantity of the Inventories are such that the Inventories are readily usable and saleable in the ordinary course of business of the Company, except such amounts as are reserved in accordance with GAAP consistently applied. All Inventories materially in excess of reasonable estimated requirements for the Company based on current operations as of the date hereof are set forth in Schedule 2.1(j). Except as disclosed
                                    ---------------
in Schedule 2.1(j), the Company holds no Inventories manufactured to customer
   ---------------
specifications effectively rendering the Inventories saleable only to that customer. The Company has continued to replenish the Inventory in a normal and customary manner consistent with past practices.

          (k)  Taxes.
               -----

              (i) All declarations, returns and reports to be filed by the Company with respect to all foreign, national and local or provincial taxes, duties, imposts and governmental levies (hereinafter collectively referred to as "Taxes") have been timely filed.

              (ii) The Company is not delinquent in payment of any taxes and no deficiency in payment of any taxes is claimed by any tax authority for any of the Company's taxable years. There are no pending or threatened actions, suits, proceedings, investigations or claims by any governmental agency for assessment or collection of Taxes from the Company.

              (iii) The Company has no liability or obligation for Taxes for any period of up to and including the Closing Date other than current and deferred income taxes accrued in the Financial Statements and the provision for Taxes made therein is sufficient for the payment of all unpaid Taxes of the Company for the fiscal year ended December 31, 1996 and all periods prior thereto.

                                      8.

              (iv) No interest, fines or penalties are or shall be due in respect of any Taxes up to and including the Closing Date.

              (v) The Company has complied with all, and has not omitted to comply with any, laws, rules and regulations relating to Taxes with regard to any transaction entered into or any conduct of the Company's business up to and including the Closing Date. There is no basis for assessment of any deficiency in income taxes or any other Taxes against the Company.

              (vi) All security transfer taxes, payable in connection with the transfer of any securities of the Company relating to transactions prior to the transactions contemplated by this Agreement, have been duly paid.

          (l) Compliance With Law.  Schedule 2.1(l) sets forth all of the
              -------------------
Company's franchises, licenses, permits, use permits, consents, authorizations, and approvals of any Italian, state or local or provincial and, to the best knowledge of the Securityholders after due inquiry, other foreign, regulatory, administrative or other governmental or zoning agency or body (collectively referred to herein as "Governmental Permits"). The Company has complied and is in compliance with all applicable Italian and state and local or provincial and, to the best knowledge of the Securityholders after due inquiry, other foreign, laws, statutes, licensing requirements, rules and regulations, and judicial or administrative or zoning decisions. The Company has been granted all licenses, permits (temporary and otherwise), authorizations and approvals from all Italian, state and local or provincial and, to the best knowledge of the Securityholders after due inquiry, other foreign, governmental regulatory or zoning bodies necessary to carry on the business of the Company and maintain the assets of the Company, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations and approvals shall remain valid and in full force and effect following the Closing and shall not be adversely impacted upon by the change in ownership of the Company capital stock provided under this Agreement. To the best of the knowledge of the Securityholders, after due inquiry, there is no order issued, investigation, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any Italian, state, local or provincial and, to the best knowledge of the Securityholders after due inquiry, other foreign, court or governmental agency or instrumentality applicable to the Company. The Company has valid use permits for its business.

          (m)  Intellectual Property Rights.
               ----------------------------

              (i) The Company owns, or is licensed or otherwise entitled to exercise, without restriction all rights to, all patents, trademarks, trade names, service marks, copyrights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all net lists, schematics, technology, source code, know-how,

                                      9.

computer software programs and all other tangible and intangible information or material used, usable or proposed to be used in the Company's business (collectively, the "Intellectual Property Rights") without any conflict or infringement of the rights of others. All of such Intellectual Property Rights are set forth in Schedule 2.1(m).
                 ---------------

              (ii) Schedule 2.1(m) also lists (i) all patents and patent
                   ---------------

applications and all copyrights, trade dress, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property Rights, and specifies the jurisdictions in which each such Intellectual Property Right has been registered, including the respective registration numbers; and (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Intellectual Property Right. Copies of all licenses, sublicenses, and other agreements identified pursuant to clause
(ii) above have been delivered by the Company to Purchaser and/or its counsel.

              (iii) The Company is not, or as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder will not be, in violation of, or lose or in any way impair any rights pursuant to any license, sublicense or agreement described in Schedule 2.1 (m).
                                                              ----------------

              (iv) The Company is the absolute owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property Rights and has rights to the use, sale, license or disposal thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used. The Company has taken all actions and made all applications and filings pursuant to applicable laws to perfect or protect their interests in such Intellectual Property Rights.

              (v) No claims with respect to the Intellectual Property Rights have been asserted or are threatened by any person, and none of the Securityholders know of any claims (i) to the effect that the manufacture, marketing, license, sale or use of any product as now used or offered or proposed for use or sale by the Company infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of the Company to use, sell, license or dispose of any Intellectual Property Rights, or
(iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

              (vi) All patents, patent applications and trademarks, service marks, and other company, product or service identifiers and copyrights held by the Company are valid and subsisting.

                                      10.

              (vii) There has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of the Company. The Company has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, patent applications, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof. There are no such charges or claims outstanding; and the Company does not have any infringement liability with respect to any patent, patent applications, trademark, service mark, copyright or other intellectual property right of another.

              (viii) No Intellectual Property Right is subject to any order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

          (n) Service Provider Agreements.  To the best of the knowledge of the
              ---------------------------
Securityholders, after due inquiry, no service provider of the Company is in violation of any term of any employment agreement (whether written or verbal), patent or trademark disclosure agreement or any other contract or agreement relating to the relationship of any such service provider with the Company or any other party (including prior employers) or any term of any judgment, decree, or order, because of the nature of the business now conducted or now proposed to be conducted by the Company. Each current and former service provider of the Company has executed a proprietary information and inventions agreement (or similar agreement) with the Company in the form then being used by the Company, which forms, if any, have been previously delivered to Purchaser by the Company. Each employee or consultant-inventor has executed a written agreement validly assigning his or her rights to the Company on all inventions, pending patent applications, all patents issued, and all other intellectual property rights developed by such service provider while working for or on behalf of the Company. To the extent the Company has ever utilized consultants or independent contractors, each consultant or independent contractor has executed a written agreement, validly assigning to the Company his or her rights in and to all copyrights and works of authorship relating to products, services or technology designed, developed, manufactured, licensed, sold, marketed or serviced by the Company and its business. The Securityholders are not aware that any of the Company's service providers is in violation thereof and will use all efforts to prevent any such violation. The Securityholders are not aware that any of the Company's service providers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts

                                      11.

to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted or that would prevent any such service provider from assigning inventions to the Company. The Securityholders do not believe that it is or will be necessary for the Company to utilize any inventions of any of its service providers (or people it currently intends to hire) made prior to their employment by or relationship with the Company.

          (o) Restrictive Documents or Orders.  Neither the Company nor any
              -------------------------------
Securityholder is a party to or bound under any agreement, contract, order, judgment or decree, or any similar restriction not of general application which adversely affects or reasonably could be expected to adversely affect (i) the continued operation by Purchaser of the business of the Company after the Closing on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

          (p)  Contracts and Commitments.
               -------------------------

              (i) There is set forth on Schedule 2.1(p) a complete list of all
                                        ---------------
outstanding contracts in excess of United States $2,500, whether or not in writing, to which the Company or any of the Securityholders is a party, to which any of the assets of the Company are subject or that relate to any aspect of the Company's business (the "Contracts").

              (ii) The Company and each Securityholder, as the case may be, has performed all of its obligations under the terms of each Contract, and is not in default thereunder. To the best of each Securityholder's knowledge, no event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract. Each such Contract is valid and binding on all parties thereto and in full force and effect. The Company has received no written or unwritten notice of default, cancellation, or termination in connection with any such Contract. The Company has paid, or will pay, all debts and performed all obligations accrued or required as of the Closing under the terms of all Contracts.

              (iii) There has not been any notice (written or unwritten) from any of the Company's suppliers that any such supplier will not continue to supply the current level and type of goods currently being provided by such supplier to the Company on the current terms and conditions.

              (iv) Schedule 2.1(p) also lists all sole or limited source supply
                   ---------------
agreements. Notwithstanding anything in this Agreement or in any Schedule, the Company and the Securityholders shall also be responsible for all debts and obligations arising on or prior to the Closing or that have their basis from actions, conduct, inactions or omissions of the Company or agents acting on the Company's behalf having occurred on or prior to the

                                      12.

Closing except as specifically provided for in the Company's Closing Date Balance Sheet delivered pursuant to Section 4.15 of this Agreement.

          (q) Title to the Property.  The Company has good and marketable title
              ---------------------
to all properties, all of which are reflected in the Financial Statements, in each case free and clear of all liabilities, mortgages, pledges, liens, charges, conditional sale or other title retention agreements, assessments, easements, covenants, restrictions, reservations, commitments, obligations or other encumbrances of any nature whatsoever. Schedule 2.1(q) hereto lists all leases
                                        ---------------
of property to which the Company is a party. All leases of property are valid, binding and in full force and effect, and there exists no default thereunder. There exists no restriction on the use of leased property in connection with the business now conducted by the Company or any other matter which prevents or impairs the use of such leased property for the purpose now used or any similar purpose. The Company has all easements and rights, including easements for power lines, telephone and telefax, necessary to conduct the business it now conducts.

              (i) All buildings, offices, and other structures occupied by the Company and all machinery, equipment, tools, fixtures, motor vehicles and other properties owned or used by the Company are in normal operating condition and repair in accordance with generally accepted standards.

              (ii) Neither the whole nor any portion of any property owned or occupied by the Company has been condemned or otherwise taken by any public authority, nor does the Company have reasonable grounds to believe that any such condemnation or taking is threatened.

              (iii) To the best of the knowledge of the Securityholders, after due inquiry, all of the properties owned or used by the Company conform to all zoning, building, health, safety laws, regulations and/or ordinances relating to such property, whether already in effect or whether enacted by the appropriate legislative bodies but not yet in effect. No notices of violation relating to any such laws, regulations and/or ordinances or calling attention to the need for any work, repairs, constructions, alterations or installations, have been received by the Company, nor are the Securityholders aware of any action, inaction, or state of facts which, with or without the passage of time, may reasonably give rise to any such violation or need for any such work, repairs, constructions, alterations or installments.

          (r) Title to Securities.  Good and marketable and unencumbered title
              -------------------
to all of the securities held by the Securityholders shall pass to Purchaser upon consummation of the transactions set forth in this Agreement.

          (s) Litigation.  None of the Company, the Securityholders nor any of
              ----------
the Company's officers, directors or employees is engaged in, or has received any threat of,

                                      13.

any litigation, arbitration, investigation, claim or other proceeding relating to the Securityholders, the Company or its officers, directors, employees, benefit plans, properties, Intellectual Property Rights, business, assets, licenses, permits, or goodwill; or against or affecting the actions taken or contemplated in connection therewith, nor is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against the Company or any of the Securityholders, or the officers or directors of the Company, that questions the validity of this Agreement or the right of the Securityholders to enter into this Agreement or the Closing Documents, or to consummate the transactions contemplated hereby or thereby, or which might result in any material adverse change in the assets, the business condition, prospects or properties of the Company, or the financial condition of the Securityholders. There is no action, suit, proceeding or investigation by the Company or the Securityholders currently pending or which any of them currently intends to initiate. None of the Company, the Securityholders nor any of the Company's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the business of the Company. None of the Company, the Securityholders, nor any of the Company's officers or directors is bound by any judgment, decree, injunction, agreement, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could impose any limitations or restrictions on the ability of the Company to sell its products in any jurisdiction.

          (t) Labor Relations.  The amounts shown on the Financial Statements
              ---------------
for staff leaving indemnities ("TFR") or any similar obligations, exclusive of notice, represent the full amount which the Company will be required by law to pay to its employees and sales agents for all periods through September 30, 1996, to cover termination pay upon cessation of the employment or agency relationship, respectively, up to that date. Except as disclosed in Schedule
                                                                     --------
2.1(t)A hereto, none of the Company's directors, employees or agents has been
-------
granted any special termination pay, pension or beneficial plan. The Company has filed all declarations, returns and reports required to be filed with respect to social security and welfare laws and regulations. All social and welfare charges of the Company through the Closing Date have been paid in full or adequately reserved for. Except as disclosed in Schedule 2.1(t)B hereto, the
                                                    ----------------
Company is not the beneficiary of temporary exemption or reduction schemes of social security charges (such as "contratti di formazione"). The hours worked
                                  -----------------------
by and payments made to the Company's employees have not been in violation in any respect of applicable Italian or foreign state or local or provincial laws dealing with such matters.

          (u) Personnel.  The Company has provided to Purchaser a list
              ---------
identifying all current directors, officers, employees, independent contractors and consultants of the Company, setting forth the job title of, and salary (including bonuses and commissions)

                                      14.

payable to, each such person. The Company has not entered into any consulting agreements with any service provider who owes services to or are owed compensation by the Company for services provided in excess of United States $10,000.

          (v) Brokers' and Finders' Fees/Contractual Limitations.  The Company
              --------------------------------------------------
is not obligated, directly or indirectly, to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby. Neither the Company nor any officer, director, employee, shareholder, agent, or representative of the Company (collectively "Agent/Representatives") are or have been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts the Company or Agent/Representatives from negotiating, entering into and consummating this Agreement and the transactions contemplated hereby.

          (w) Related Party Transactions.  No employee, officer or director of
              --------------------------
the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of each Securityholder's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that the employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family or any officer or director of the Company or Securityholder is directly interested in any material contract with the Company.

          (x) Certain Payments.  In connection with its business, the Company
              ----------------
has not and no person directly or indirectly on behalf of the Company has made or received any payment that was not legal to make or receive.

          (y) Products Liability.  There are no claims received by the Company
              ------------------
or any Securityholder against the Company, fixed or contingent, asserting (a) any damage, loss or injury caused by any Product or (b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by the Company in the ordinary course of business, except for those claims that, if adversely determined against the Company, would not have a material adverse effect on the business, results of operations, financial condition or prospects of the Company. As used herein, "Product" shall mean any products manufactured, designed, developed, distributed, sold, re-sold, customized or serviced by the Company.

                                      15.

          (z) Product Warranties.  The Company has provided to Purchaser copies
              ------------------
of its warranty policies and all outstanding warranties or guarantees relating to any of the Company's products, if any, other than warranties or guarantees implied by law.

          (aa) Returns.  There are no agreements or arrangements, written or
               -------
oral, that entitle any business partner or customer of the Company to return products sold, delivered or shipped by the Company to such business partner or customer.

          (ab) Customers.  Except as indicated on Schedule 2.1(ab) attached
               ---------                          ----------------
hereto, no single customer of the Company accounted for more than 5% of the net sales of the Company during the twelve-month period ended December 31, 1996. The Company has furnished Purchaser with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such customers, which are set forth on the list of contracts. The Securityholders are not aware of any event, happening, or fact which would lead it or him to believe that any of such customers will not continue their current level of purchases after the Closing.

          (ac) Suppliers.  Schedule 2.1(ac) hereto lists all suppliers of goods
               ---------   ----------------
to the Company during the prior one (1) year and the value of goods supplied to the Company in such year. The Securityholders are not aware of any event, happening, or fact which would lead them to believe that any of such suppliers will not continue to supply the current level and type of goods currently being provided to the Company on current terms and conditions.

          (ad) Books and Records.  The books and records of the Company to which
               -----------------
Purchaser and its accountants and attorneys have been given access are the true books and records of the Company and truly and fairly reflect the underlying facts and transactions in all material respects.

          (ae) Complete Disclosure.  No representation or warranty made by any
               -------------------
Securityholder in this Agreement, nor any document, information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Company or any Securityholder or its respective representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no event, fact or condition that has resulted in, or could reasonably be expected to result in any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of the Company taken as a whole that has not been specifically identified in the relevant Schedules attached hereto.

                                      16.

          (af) Performance of Agreement.  All covenants, conditions, and other
               ------------------------
obligations under this Agreement which are to be performed or complied with by the Company and the Securityholders prior to the Closing have been fully performed and complied with at or prior to the Closing, including the delivery of the instruments and documents in accordance with this Agreement.

          (ag) Absence of Governmental or Other Objection.  There is no pending
               ------------------------------------------
or threatened lawsuit or action or hearing challenging the transaction by any body or agency of the Italian, state, or local or provincial government or by any third party, and the consummation of the transaction has not been enjoined by a court of competent jurisdiction as of the Closing. To the best of the Securityholder's knowledge, after due inquiry, there is no legislation and no rulings in effect by any regulatory, administrative or governmental authority that would make operation of the Company's systems inoperable anywhere.

          (ah) Insurance.  Schedule 2.1(ah) lists all insurance policies and
               ---------   ----------------
fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, the amounts of coverage under each such policy and bond of the Company. The Company has not been refused any requested coverage and no material claim made by the Company has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company is in compliance with each of such policies. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company. The Securityholders do not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies.

          (ai) Environmental Matters.  The Company holds all of the
               ---------------------
environmental permits required by applicable law to store, transport, dispose of, discharge, release or emit any waste material ("Environmental Permits").
All Environmental Permits are renewable in the ordinary course of business and will remain in full force and effect following the Closing. The Company is conducting, and has conducted, its business in compliance with all Environmental Permits, according to an interpretation thereof to the best of any of the Securityholders' judgment and has received no notice that it is in breach of any such Environmental Permit. To the best of the Securityholders' knowledge, the Company is in substantial compliance with all applicable Italian, state or local or provincial laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or waste. The Company and its predecessors have processed, stored, disposed, transported, handled, emitted, discharged and released any waste material, whether on or off the real estate, only in compliance with applicable law and applicable Environmental Permits, and no such disposal may form the basis for any claim, demand or action seeking the clean-up of any site, location, body of water, surface, or subsurface, wherever located. The

                                      17.

Securityholders have no knowledge or information or reason to believe that any waste material, tanks, containers, cylinders, drums or cans were buried on its real estate by the Company or any other party during or preceding the Company's ownership or leasing of any real estate. The Company has delivered to Purchaser copies of all environmental reports prepared by or for the Company.

          (aj) Backlog.  Schedule 2.1(aj) hereto sets forth the backlog of
               -------   ----------------
orders relating to the business of the Company that the Company is to ship and contract work to be performed as of the Closing. The Company either possesses sufficient inventory of parts, materials and personnel to produce the same within the scheduled delivery dates or such parts or materials have lead times such that the Company can acquire such parts and materials in time to produce and ship such backlog in accordance with its scheduled shipping date, as of the Closing.

          (ak) Accounts Receivable.  The amount of all Accounts Receivable set
               -------------------
forth on Schedule 2.1(ak) are as of the date hereof, and will be as of the
         ----------------
Closing, good and collectible in full in the ordinary course of business within 90 days of Closing; all such Accounts Receivable arise from bona fide transactions in the ordinary course of business; no contest with respect to the amount or validity of any amount is pending; and none of such Accounts Receivable is or will at the Closing be subject to any counterclaim or setoff. The value at which Accounts Receivable are carried reflect the accounts receivable valuation policy of the Company. As of the date hereof, and as of the Closing, except as set forth in Schedule 2.1(ak), there is and will be (i) no
                                ----------------
account debtor or note debtor delinquent in its payment by more than 30 days,
(ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligation for any reason, (iii) no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable which is pledged to any third party by the Company. The Company holds no deposits from customers and has received no prepaid service contract revenue or other prepaid revenue.

          (al) Subsidiaries.  Except as set forth in Schedule 2.1(al), the
               ------------                          ----------------
Company does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity. Schedule 2.1(al) also sets forth
                                               ----------------
a true and complete list of all states and foreign countries where the Company and its subsidiaries are qualified to do business or are doing business. All of the shares of capital stock of each such subsidiary are owned by the Company free and clear of all liens and Purchaser shall acquire good and marketable title to all such shares upon consummation of the events contemplated in this Agreement.

          (am) Exports to Certain Countries.  For the five years preceding the
               ----------------------------
date hereof, the Company has made no sales to entities located or residing or domiciled in, directly or indirectly, Cuba or North Korea. Except as listed in

Schedule 2.1(am), for the five years preceding the date hereof, the Company has
----------------
made no sales to entities located or residing

                                      18.

or domiciled in, directly or indirectly, Libya, Iraq or Iran. All contracts currently outstanding with entities located or residing or domiciled in, directly or indirectly, Libya, Iraq and Iran are for the supply of products which are currently produced by the Company and which contain less than 10% content of U.S. origin.

          (an) Foreign Corrupt Practices Act.  The Securityholders have no
               -----------------------------
knowledge or reason to believe that any of the activities or types of conduct below have been or may have been engaged in by the Company, either directly or indirectly:

              (i) Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

              (ii) Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

              (iii) Any contributions, whether or not legal, made to any political party, political candidate or holder of governmental office; or

              (iv) Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; or

              (v) Any receipts or disbursements, the actual nature of which has been "disguised" or intentionally misrecorded on the corporate books of account; or

              (vi) Fees paid to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered; or

              (vii) Any payments or reimbursements made to personnel of the Company for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purpose referred to in subparagraphs (i)-(vi) above. In addition, the Securityholders have no reason to believe that the Company has violated the United States Corrupt Foreign Practices Act or any other similar laws, statute, rule or regulation of any country.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                                      19.

          3.1  Representations and Warranties of Purchaser.  Purchaser hereby
               -------------------------------------------
represents and warrants that:

          (a) Organization.  Purchaser is a corporation duly organized and
              ------------
validly existing under the laws of the state of Delaware, and has all corporate power and authority to lease, own, and operate its properties and carry on its business and operations and to directly own, lease, and operate the assets of Purchaser. Purchaser is duly qualified or licensed to do business as a corporation, and is in good standing in each jurisdiction where the failure to qualify would have a material adverse effect on its business and operations.

          (b)  Authority.
               ---------

              (i) Purchaser has all requisite corporate power and authority to enter into this Agreement, to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including approval by its Board of Directors. This Agreement is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

              (ii) No consent, approval, order or authorization of, or registration, declaration, qualification, or filing of or with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except for the making of such reports under the Securities Exchange Act of 1934, as amended, as are required in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                        COVENANTS OF THE SECURITYHOLDERS

          4.1  Maintenance of Business.  During the period from the date hereof
               -----------------------
to the Closing, the Securityholders shall cause the Company to carry on and use its best efforts to preserve its business, operations and facilities, the goodwill of the business, operations and facilities and relationships with customers, suppliers, officers, employees, agents, licensees and others with respect to the business, operations and facilities in substantially the same manner as the Company did prior to the date of this Agreement. If the Securityholders become aware of a deterioration in a relationship between the Company and any such customer,

                                      20.

supplier, licensee or officer, employee or agent with respect to the business, operations and facilities, the Company will promptly bring such information to the attention of Purchaser and will use its best efforts to restore such relationship.

          4.2  Conduct of Business.  From the date hereof until the Closing,
               -------------------
except as expressly permitted hereby, the Company shall not without Purchaser's prior express written consent:

          (a) incur any indebtedness for money borrowed or guarantee any indebtedness or obligation of any other party or enter into any performance bond;

          (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the Company common stock or otherwise, or split, combine or reclassify any of its common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company common stock, or repurchase or otherwise acquire, directly or indirectly, any shares of the Company common stock except repurchases of common stock at cost from former service providers in accordance with the terms of agreements providing for the repurchase of shares in connection with any termination of service to the Company;

          (c) issue or grant any securities or securities convertible into common stock or grant or issue any options, warrants or rights to subscribe for its common stock or securities convertible into its common stock;

          (d) enter into, amend or terminate any employment or consulting agreement or any similar agreement or arrangement;

          (e) hire, or enter into any commitment to hire, any additional employees or service providers of the Company;

          (f) increase or modify the compensation payable or to become payable to any of its officers, directors, employees or agents, or adopt or amend any employee benefit plan or arrangement or issue any bonus or dividend other than as required by law or as specifically required under the applicable agreement;

          (g) acquire or dispose of by sale, lease, license or other means, any properties or assets used in its business, except in the ordinary course of business;

          (h) waive or commit to waive any rights of substantial value;

          (i) create or cause to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets; provided, however that the

                                      21.

Company shall promptly consult with Purchaser regarding any possible defenses to any such actions initiated by third parties;

          (j) enter into, amend or terminate any lease of real or personal property otherwise than in the ordinary course of business;

          (k)  amend its charter documents;

          (l) engage in any activities or transactions outside the ordinary course of its business;

          (m) make any material amendments or changes in any instruments or agreements delivered by it or its representatives to Purchaser or its counsel;

          (n) accelerate the vesting of any employee stock benefit (including vesting under stock purchase agreements or exercisability of stock options) or waive any repurchase right or other right of forfeiture or take any other action designed to accomplish the foregoing;

          (o) grant any severance or termination pay to any director, officer, employee or consultant other than as required by law or prior agreement;

          (p) transfer to any person or entity any rights to the Company's Intellectual Property Rights;

          (q) enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any Products of the Company;

          (r) violate the terms of any Contract;

          (s) except with prior consultation with Purchaser, commence a lawsuit other than for the routine collection of bills;

          (t) revalue any of its assets, including, without limitation, writing down the value of inventory or accounts receivable;

          (u) liquidate or discount any Account Receivable or subject any Account Receivable to a claim or setoff;

                                      22.

          (v) pay, discharge or satisfy in an amount in excess of United States $5,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Financial Statements;

          (w) fail to pay or otherwise satisfy its material monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

          (x) waive or commit to waive any rights of substantial value;

          (y) cancel, amend or, other than in the ordinary course upon expiration of a policy term, renew any material insurance policy;

          (z) alter, or enter into any commitment to materially alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (aa) take, or agree (in writing or otherwise) to take, any of the actions described in this Section 4.2 or any action which would make any of the representations or warranties or covenants of the Securityholders contained in this Agreement materially untrue or incorrect.

          4.3  Necessary Consents.  Prior to the Closing, the Company and the
               ------------------
Securityholders will obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of the Company's businesses by Purchaser after the Closing as conducted on the date hereof.

          4.4  Access to Information.
               ---------------------

          (a) The Company has given and shall give to Purchaser and its accountants, legal counsel and other representatives full and complete access, during normal business hours throughout the period from the date hereof to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of the Company, and will furnish Purchaser, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as Purchaser may request; provided that any furnishing of such information pursuant hereto or any investigation by Purchaser or any of their advisors shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by the Securityholders in this Agreement.

                                      23.

          (b) The Company shall provide Purchaser with an unaudited monthly balance sheet and profit and loss account within twenty-five (25) days of each month-end prior to the Closing, if applicable, as well as copies of such other internal financial statements as may be requested by Purchaser.

          4.5  Best Efforts.  The Securityholders will use their best efforts to
               ------------
cause the Company to perform and fulfill all obligations to be performed and fulfilled under this Agreement, and to cause all the conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. The Securityholders shall cooperate and cause the Company to cooperate with Purchaser in such actions and in securing requisite approvals and shall deliver such further documents as Purchaser may request as necessary to evidence such transactions.

          4.6  Exclusivity; Acquisition Proposals.  Until the earlier to occur
               ----------------------------------
of the Closing or such date as Purchaser advises the Securityholders in writing that Purchaser is terminating this Agreement in accordance with Article X hereof:

          (a) The Securityholders shall not knowingly, and shall not cause or permit the Company to, directly or indirectly, through any officer, director, agent or representative of the Company (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise:

              (i) solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group or other person or entity, individually or collectively (including, without limitation, any managers or employees of the Company or any affiliates), other than Purchaser (a "Third Party"), relating to any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company;

              (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to the Company or Purchaser in connection with any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company; or

              (iii) cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company.

                                      24.

          (b) In the event that, prior to termination of this Agreement, the Company receives any offer or indication of interest from any Third Party relating to any acquisition or purchase or license of all or any portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company, the Securityholders shall cause the Company to promptly notify Purchaser in writing, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of the Company by the Third Party or in connection therewith.

          (c) The Securityholders shall cause the Company to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party with respect to any of the foregoing.

          4.7  Breach of Representations, Warranties, Agreements and Covenants.
               ---------------------------------------------------------------

          (a) The Securityholders shall cause the Company not to take, or fail to take, any action which from the date hereof through the Closing would cause or constitute a breach of any of the Securityholders' representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, the Securityholders shall give detailed notice thereof to Purchaser and shall use their best efforts to prevent or promptly remedy such breach or inaccuracy.

          (b) The Securityholders shall cause the Company to execute, simultaneously on the date of execution hereof, a letter substantially identical to the letter attached hereto as Exhibit 4.7.
                                 -----------

          4.8  Legal Conditions to the Sale or Surrender of the Securities.  The
               -----------------------------------------------------------
Securityholders shall cause the Company to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the Company or the Securityholders with respect to the consummation of the transactions set forth herein and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser in connection with the consummation of the transactions set forth herein. The Securityholders shall cause the Company to take all reasonable actions to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by the Company or the Securityholders (or by Purchaser) in connection with the consummation of the transactions set forth herein or the taking of any action contemplated thereby or by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as the Securityholders deem advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated

                                      25.

hereby as the Securityholders deem it advisable in good faith, and to effect all necessary registrations and filings and submissions of information as the Securityholders deem advisable in good faith required by any Governmental Entity, and to fulfill all conditions to this Agreement.

          4.9  Public Announcements.  The Securityholders agree, and shall cause
               --------------------
the Company, to maintain the confidentiality of the terms and conditions of this Agreement. The Securityholders will consult in advance with Purchaser concerning the timing and content of any announcement, press release or public statement concerning the transactions set forth in this Agreement.

          4.10 Non-Competition.
               ---------------

          (a) Commencing on the Closing and continuing for five (5) years thereafter, each of the Securityholders other than Elettronica S.p.A. ("Elettronica"), agree individually, that it, he, or she shall not engage (except in his or her capacity as an officer, director, and/or employee of Purchaser), directly or indirectly, whether on its, his, or her own account or as a shareholder (other than as a less than 1% shareholder of a publicly-held company (other than Purchaser)), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities worldwide:

              (i) Enter into or engage in the business of manufacturing, selling or servicing radio systems or sub-systems or components thereof or radio antennas or activities related to broadcasting and to microwave point to point and point to multipoint radio links;

              (ii) Solicit customers, suppliers or business patronage which results in competition with Purchaser or any of its affiliates, in the business of manufacturing, selling or servicing radio systems or sub-systems or components thereof or radio antennas or activities related to broadcasting and to microwave point to point and point to multipoint radio links;

              (iii) Encourage or solicit any employees of Purchaser or any of their affiliates to leave the employment of Purchaser or any of its affiliates for any reason; or

              (iv) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the business of manufacturing, selling or servicing radio systems or sub-systems or components thereof or radio antennas or activities related to broadcasting and to microwave point to point and point to multipoint radio links.

                                      26.

          (b) Commencing on the Closing and continuing for four (4) years thereafter, Elettronica agrees individually, that it shall not engage, directly or indirectly, whether on its own account or as a controlling shareholder of any firm, corporation, or other entity, in any or all of the following activities worldwide:

              (i) Enter into or engage in the business of manufacturing, selling or servicing radio systems or sub-systems or components thereof or radio antennas or activities related to broadcasting and to microwave point to point and point to multipoint radio links except for sole use in the defense market;

              (ii) Solicit customers, suppliers or business patronage which results in competition with Purchaser or any of its affiliates, in the business of manufacturing, selling or servicing radio systems or sub-systems or components thereof or radio antennas or activities related to broadcasting and to microwave point to point and point to multipoint radio links except for sole use in the defense market;

              (iii) Encourage or solicit any employees of Purchaser or any of their affiliates to leave the employment of Purchaser or any of its affiliates for any reason; or

              (iv) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the business of manufacturing, selling or servicing radio systems or sub-systems or components thereof or radio antennas or activities related to broadcasting and to microwave point to point and point to multipoint radio links except for sole use in the defense market.

          (c) Without limitation, the parties agree and intend that the covenants contained in this Section 4.10 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political subdivision worldwide. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of Purchaser, wholly unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

          (d) The parties agree that due to the unique nature of the services and capabilities of the Company and the Securityholders, there can be no adequate remedy at law for any breach of their obligations hereunder, that any such breach may allow any of the Securityholders and/or third parties to unfairly compete with Purchaser resulting in irreparable harm to Purchaser, and therefore, that upon any such breach or any threat thereof, Purchaser shall be entitled to appropriate equitable relief in addition to whatever remedies they might have at law. Further, Purchaser shall be entitled, until the expiration of the applicable statute of limitations, to indemnification by each Securityholder, severally but not jointly, from any

                                      27.

loss or harm, including, without limitation, attorney's fees, in connection with any breach, or any enforcement, of such Securityholder's obligations hereunder.

          (e) The Securityholders represent and warrant to Purchaser that the covenants of each of the Securityholders in this Section 4.10 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon the Company or any of the Securityholders.

          4.11 Shareholders' Meeting.  The Securityholders shall cause all
               ---------------------
directors and current statutory officers of the Company to resign as of the Closing. Prior to the Closing, the Securityholders shall cause a shareholders' meeting of the Company to be held, at which meeting (i) a resolution authorizing the change of the name of the Company from Technosystem S.p.A. to P-COM Italia S.p.A. shall be passed, and (ii) such directors and statutory auditors of the Company as shall be designated by Purchaser shall be elected.

          4.12 No Transfer.  Each Securityholder agrees not to sell, offer for
               -----------
sale, assign, transfer or otherwise encumber any of the Securities to any third party other than Purchaser; provided that this Agreement is not terminated pursuant to Article X hereof. Each Securityholder also waives any rights of first offer or refusal or similar rights that it has with respect to the transfer of any Company security by any Company securityholder to Purchaser.

          4.13 Elettronica Cooperation.  Elettronica understands and agrees that
               -----------------------
certain Cooperation Agreement dated January 16, 1996 by and between Elettronica and the Company shall remain valid and enforceable, upon terms no less favorable to the Company, following the Closing. In this regard, Elettronica agrees that the term of such agreement shall be extended to expire on the date that is three years after the Closing. In addition, Elettronica agrees that the Company will have access to the laboratories, facilities, equipment and technology of Elettronica for use by the Company in developing certain commercial applications of such technology after the Closing for a period of three (3) years.

          4.14 Bank Guarantees.  Elettronica individually covenants and agrees
               ---------------
to arrange for all guarantees that it has issued on behalf of the Company in connection with the Company's banking facilities and performance bonds to survive for a period of 90 days following the Closing. All such guarantees are set forth in detail on Schedule 4.14 attached hereto.

          4.15 Net Asset Determination.
               -----------------------

          (a) As used in this Section 4.15, the "Net Assets" of the Company shall mean the difference between the total assets and the total liabilities of the Company as of the relevant dates, determined in accordance with GAAP.

                                      28.

          (b) As soon as reasonably practicable after the signature of this Agreement, but in no event later than the Closing Date, the Securityholders shall cause the Company to deliver to Purchaser an unaudited balance sheet (the "December Balance Sheet") of the Company dated as of December 31, 1996. The December Balance Sheet shall fairly present the Net Assets of the Company as of December 31, 1996 in accordance with GAAP and on a basis consistent with previous periods.

          (c) Upon receipt of the December Balance Sheet by Purchaser, if the Net Assets as of December 31, 1996 are less than the value of such Net Assets as set forth in the September 30, 1996 unaudited financial statements delivered to Purchaser (the Net Assets contained in such September 30, 1996 unaudited financial statements to be referred to herein as the "Minimum Net Assets"), then the Securityholders shall immediately pay Purchaser in cash the amount by which the Net Assets as of December 31, 1996 are less than the Minimum Net Assets; provided, however, that the Securityholders shall only be obligated to make a payment pursuant to this Section 4.15 to the extent that the Minimum Net Assets exceed the Net Assets as of December 31, 1996 by more than United States $300,000 and provided further that the Securityholders shall not be obligated to make any payments for shortfalls in the Net Assets as of December 31, 1996 arising from adjustments to the December Balance Sheet necessitated by Price Waterhouse, Rome as indicated in Schedule 2.1(f). In the event that the Securityholders do not make a required payment in cash within the time set forth in this Section 4.15, Purchaser shall be entitled to deduct (on a proportional basis) from the Deferred Payment referred to in Section 1.2(c) hereof that amount sufficient to cover the payment owed by the Securityholders.

          4.16 No Further Exports To Certain Countries.  The Company and the
               ---------------------------------------
Securityholders agree that from and after the date of this Agreement the Company shall not enter into any new contracts for the supply of products to entities located or residing or domiciled in, directly or indirectly, Libya, Iraq, Iran, Cuba or North Korea. The Company agrees that in performing under any existing contracts for the sale of products to entities located in Libya, Iraq or Iran, the Company shall supply products containing less than 10% content of U.S. origin.

                                 ARTICLE V

                             COVENANTS OF PURCHASER

          5.1  Necessary Consents.  Prior to the Closing, Purchaser will obtain
               ------------------
such consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

          5.2  Access to Information.  Purchaser shall give the Securityholders
               ---------------------
and their accountants, legal counsel and other representatives full access, during normal business

                                      29.

hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of Purchaser and will furnish the Securityholders, their accountants, legal counsel and other representatives during such period all such information concerning its affairs as the Securityholders may reasonably request; provided that any furnishing of such information pursuant hereto or any investigation by the Securityholders shall not affect the Securityholders's right to rely on the representations, warranties, agreements and covenants made by Purchaser in this Agreement.

          5.3  Best Efforts.  Purchaser will use its best efforts to perform and
               ------------
fulfill all obligations on its part to be performed and fulfilled under this Agreement, and to cause all the conditions precedent to the consummation of the transactions to be timely satisfied, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. Purchaser shall cooperate with the Securityholders in such actions and in securing requisite approvals and shall deliver such further documents as the Securityholders may reasonably request as necessary to evidence such transactions.

          5.4  Public Announcements.  Purchaser agrees to maintain the
               --------------------
confidentiality of the terms and conditions of this Agreement, except to the extent required by law and pursuant to the public reporting obligations of Purchaser. Purchaser will consult in advance with the Securityholders concerning the timing and content of any announcement, press release or public statement concerning the transactions set forth in this Agreement and will not make any such announcement, release or statement without the Securityholders' consent; provided, however, that Purchaser may make any public statement concerning the transactions set forth in this Agreement without the Securityholders's consent, if, in the opinion of counsel for Purchaser such statement or announcement is required or advisable to comply with applicable law, statute, rule or regulation, but in such event the Securityholders shall bear no liability for such disclosure.

          5.5  Breach of Representations, Warranties, Agreements and Covenants.
               ---------------------------------------------------------------
Purchaser shall not take, or fail to take, any action which from the date hereof through the Closing would cause or constitute a breach of any of its representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Purchaser shall give detailed notice thereof to the Securityholders and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

          5.6  Legal Conditions to the Sale or Surrender of Securities.
               -------------------------------------------------------
Purchaser shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions set forth herein and will promptly cooperate with and furnish information to the Securityholders in connection with any such requirement imposed upon the Securityholders in connection with the consummation

                                      30.

of the transactions set forth herein. Purchaser shall take all reasonable actions to obtain (and to cooperate with the Securityholders in obtaining) any consent, authorization, order or approval of, or exemption by, any Governmental Entity required to be obtained or made by Purchaser in connection with the consummation of the transactions set forth herein or the taking of any action contemplated by this Agreement, and to defend such lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby as Purchaser deems advisable in good faith, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby as Purchaser deems advisable in good faith, and to effect all necessary registrations and filings and submissions of information as Purchaser deems advisable in good faith required by any Governmental Entity, and to fulfill all conditions to this Agreement.

          5.7  Bank Guarantees; Intercompany Debts.  P-COM covenants and agrees
               -----------------------------------
that within 90 days following the Closing, it will review the Company's existing banking facilities and performance bonds and either (i) pay off all amounts owing under any facility or secured by any performance bond for which Elettronica has issued a guarantee, or (ii) assume such guarantee in a manner that enables such banks or other financial institutions to fully discharge Elettronica's guarantees, as set forth on Schedule 4.14 attached hereto. Purchaser shall provide to Elettronica at the Closing a bank counter-guarantee for the full amount set forth in Schedule 4.14 attached hereto. All such guarantees of Elettronica relating to banking facilities and performance bonds are identified in Schedule 4.14. In addition, Purchaser shall cause the Company to satisfy all actual intercompany debts (including interest accruing thereon) owing from the Company to Elettronica, as set forth on Schedule 4.14, within 90 days of the Closing.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless waived in writing by Purchaser:

          6.1  Certificates for Securities.  Purchaser shall have received all
               ---------------------------
written certificates and other documents evidencing the Securities. In addition, Purchaser shall have received all documents, agreements and certificates necessary to effect the transfer to Purchaser of any shares of the capital stock of Elbas S.r.l. held by Messrs. Biscarini and Bertuccioli.

          6.2  Representations and Warranties True.  All representations and
               -----------------------------------
warranties of the Securityholders in this Agreement and the schedules and exhibits hereto, and in any

                                      31.

written statement or certificate that shall be delivered to Purchaser under this Agreement, shall be true and correct on and as of the Closing Date as if made on the date thereof.

          6.3  Covenants Performed.  The Company and the Securityholders shall
               -------------------
have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by the Company and the Securityholders, as applicable, on or before the Closing Date.

          6.4  Certificates.  Purchaser shall have received certificates from
               ------------
the Company and from each of the Securityholders, dated the Closing Date, certifying, in such detail as Purchaser and its counsel may reasonably request, that the conditions specified in this Article VI have been satisfied.

          6.5  Opinions of Counsel for the Company and the Securityholders.
               -----------------------------------------------------------
Purchaser shall have received an opinion from counsel for the Company and all of the Securityholders, dated the Closing Date, in a form acceptable to Purchaser (the "Securityholders' Opinion").

          6.6  No Violations; No Actions.  Consummation of the transactions
               -------------------------
contemplated by this Agreement shall not violate any order, decree or judgment of any court or Governmental Entity having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or Governmental Entity which, in any such case, in the sole but reasonable judgment of Purchaser, has a reasonable probability of resulting in (i) the obtaining of material damages from Purchaser; (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement; or (iii) other relief in connection therewith.

          6.7  No Material Adverse Effect.  During the period from September 30,
               --------------------------
1996 to the Closing, there shall not have been any material and adverse effect on the business condition or prospects of the Company.

          6.8  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          6.9  Schedules.  If necessary or appropriate, the Company shall have
               ---------
updated or amended all schedules required by this Agreement, and all such updated or amended schedules shall have been acceptable to Purchaser in its sole but reasonable discretion.

                                      32.

          6.10 Required Consents.  All consents, approvals and waivers from
               -----------------
third parties and governmental authorities necessary for the consummation of the transactions as contemplated hereby or to the continued validity and effectiveness of the Company's Intellectual Property Rights shall have been obtained or timely filed, as applicable.

          6.11 Proprietary Information Agreements.  All employees and
               ----------------------------------
consultants of the Company shall have entered into a proprietary information and confidentiality agreement in a form acceptable to Purchaser.

          6.12 Tax Forms.  Each of the Securityholders shall have provided to
               ---------
Purchaser an executed Form W-8 or Form W-9 properly reporting the transactions set forth in this Agreement.

          6.13 Due Diligence Review.  Purchaser shall have completed to its sole
               --------------------
satisfaction its due diligence review of the Company and its operations, business, and financial condition, and Purchaser shall have received favorable reviews from their advisors of the results of their final due diligence review of the business of the Company.

          6.14 Board Approval.  This Agreement shall have been duly approved by
               --------------
the Board of Directors of Purchaser.

          6.15 Other Matters.
               -------------

          (a) between September 30, 1996 and the Closing Date, the Company shall not have suffered any damage, destruction or loss by reason of fire, flood, accident, or other casualty, of such character as would interfere in a materially adverse way with the continuous operation of the Company's business, regardless of whether or not such loss was covered by insurance;

          (b) no strike, except as a result of a national, regional, industry-wide strike or of shop-level wage or working conditions negotiations ("contralto
                                                                       ---------
integrative aziendale"), shall be on-going on the Closing Date;
---------------------

          (c) from September 30, 1996 to the Closing Date:

              (i) no distribution of profits of the Company shall have been made or, if any such distribution has been made, it shall have been repaid prior to the Closing;

              (ii) no compensation shall have been paid, directly or indirectly, to any officer, director, employee or agent by the Company other than as applicable on September 30, 1996 and no such person or firm shall have received, directly or indirectly,

                                      33.

funds or assets belonging to the Company or, if any such compensation has been paid or assets have been received, the amount thereof shall have been repaid prior to Closing;

              (iii) there shall have been no material increase in the compensation currently payable or to become payable (over that applicable as of September 30, 1996) to the Company's directors, managers, key employees or agents, except as required by law;

              (iv) the Company shall not have entered into any transaction otherwise than in the ordinary course of business nor otherwise than in accordance with generally accepted commercial practice.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                             OF THE SECURITYHOLDERS

          The obligations of the Securityholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless waived in writing by the
Securityholders:

          7.1  Representations and Warranties True.  All representations and
               -----------------------------------
warranties by Purchaser in this Agreement and the schedules and exhibits hereto, and in any written statement or certificate that shall be delivered to the Company or to the Securityholders by Purchaser under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

          7.2  Covenants Performed.  Purchaser shall have performed, satisfied,
               -------------------
and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Purchaser on or before the Closing.

          7.3  No Violations; No Actions.  Consummation of the transactions
               -------------------------
contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which, in any such case, in the sole but reasonable judgment of the Securityholders, has a reasonable probability of resulting in (i) the obtaining of material damages from the Company or from the Securityholders, (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement, or (iii) other relief in connection therewith.

                                      34.

          7.4  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to the Securityholders and their counsel, and the Securityholders shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          7.5  Required Consents.  All consents, approvals and waivers from
               -----------------
third parties and governmental authorities necessary to the transactions as contemplated hereby shall have been obtained.

          7.6  Certificate.  The Securityholders shall have received a
               -----------
certificate from Purchaser, dated the Closing Date, certifying in such detail as the Securityholders and their counsel may reasonably request that the conditions specified in this Article VII that have to be satisfied by Purchaser have been satisfied.

          7.7  Board Approval.  This Agreement shall have been duly approved by
               --------------
the Board of Directors of Elettronica, S.p.A.


                                  ARTICLE VIII

                                    CLOSING

          8.1  Time and Place.  The purchase, sale and surrender of the
               --------------
Securities hereunder (the "Closing") shall occur at as soon as practicable on
                           -------
the first business day after satisfaction of the conditions set forth in this Agreement at Rome, Italy or at such time, place and date to which the parties may agree in writing (the "Closing Date" or the "Closing").

          8.2  Deliveries of the Securityholders.  At the Closing, the
               ---------------------------------
Securityholders will execute and deliver or cause to be executed and delivered to Purchaser:

          (a) Certificates and Instruments.  Certificates representing the
              ----------------------------
Securities endorsed over to Purchaser or accompanied by duly executed stock powers or similar instruments of transfer or, in the case of Securities to be surrendered, instruments effecting such surrender, and certificates representing the equity interests of Elbas S.r.l. endorsed over to Purchaser or accompanied by duly executed stock powers or similar instruments;

          (b) Corporate Minute Books.  The corporate minute books of the Company
              ----------------------
and its subsidiaries duly updated as of the Closing;

                                      35.

          (c) Certificate of Good Standing.  Certificate of Good Standing (or
              ----------------------------
the equivalent under Italian or other law), dated as of a recent date, with respect to the Company and its subsidiaries issued by the Registry delle Imprese of Rome or other appropriate government agency.

          (d) Closing Documents.  All other Closing Documents and
              -----------------
performance of the transactions contemplated hereby;

          (e) Books and Records.  All of the minute books, stock ledgers and
              -----------------
similar corporate records of the Company and such subsidiaries;

          (f) Consents.  Evidence that all consents, approvals, or
              --------
authorizations of or notifications to any third parties (including governmental agencies), if any, required to issue and exchange the Securities for the consideration set forth herein, and to consummate the transactions contemplated hereby, have been obtained or made, as applicable, by the Company and/or the Securityholders;

          (g) Opinion of Counsel.  The Securityholders' Opinion;
              ------------------

          (h) Securityholder Certificate.  A certificate from the
              --------------------------
Securityholders, dated the Closing Date, containing the information required pursuant to Section 6.4;

          (i) FIRPTA.  A Foreign Investment and Real Property Tax Act of 1980
              ------
Notification Letter executed by the Securityholders;

          (j) Proprietary Information and Inventions Agreement.  Executed
              ------------------------------------------------
Proprietary Information and Inventions Agreement from each employee and consultant in a form acceptable to Purchaser; and

          (k) Other Documents.  Such other documents and instruments as
              ---------------
Purchaser or its counsel shall deem necessary to consummate the transactions contemplated hereby.

          All documents delivered to Purchaser under this Agreement shall be in form and substance satisfactory to Purchaser.

          8.3  Deliveries of Purchaser.  At the Closing, Purchaser will execute
               -----------------------
and deliver or cause to be executed and delivered to the Securityholders, simultaneously with delivery of the items referred to in Section 8.2 above:

                                      36.

          (a) Payment of the Consideration.  The consideration set forth in
              ----------------------------
Article I;

          (b) Resolutions.  A copy of the resolutions of the Board of Directors
              -----------
of Purchaser, certified by its corporate secretary as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and the Closing Documents and performance of the transactions contemplated hereby by Purchaser;

          (c) Consents.  Evidence that all consents, approvals or authorizations
              --------
of or notifications to any third parties (including governmental agencies), if any, required to purchase the Securities and to consummate the transactions contemplated hereby have been obtained or made, as applicable, by Purchaser;

          (d) Purchaser Certificate.  A certificate from Purchaser dated the
              ---------------------
Closing Date, containing the information required pursuant to Section 7.6;

          (e) Other Documents.  Such other documents and instruments as the
              ---------------
Securityholders or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

          All documents delivered to the Securityholders shall be in form and substance satisfactory to the Securityholders.

                                   ARTICLE IX

                                INDEMNIFICATION

          9.1  Survival of Representations, Warranties, Covenants and
               ------------------------------------------------------
Agreements.
----------

          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, all representations, warranties, covenants, and agreements of each Securityholder shall survive the execution, delivery, and performance of this Agreement as set forth in this Agreement, including Section 9.1(c). All representations and warranties of each Securityholder set forth in this Agreement shall be deemed to have been made again by each Securityholder at and as of the Closing. No performance or execution of this Agreement in whole or in part by any party hereto, no course of dealing between or among the parties hereto or any delay or failure on the part of any party in exercising any rights hereunder or at law or in equity, and no investigation by any party hereto shall operate as a waiver of any rights of such party.

          (b) As used in this Article IX, except as otherwise indicated in this
Article IX, any reference to a representation, warranty, agreement, or covenant contained in

                                      37.

any section of this Agreement shall include the schedule (in a form reasonably acceptable to Purchaser as of the date hereof and as of the Closing) relating to such section.

          (c) The indemnity obligations of the Securityholders pursuant to
Section 9.2 shall terminate as follows:

              (i) as to any representations and warranties under Sections 2.1(k), 2.1(ai) and 2.1(an), upon the expiration of the applicable statute of limitations plus eighteen months thereafter; and

              (ii) as to all other representations and warranties, upon April 30, 2000.

              (iii) notwithstanding the expiration date of the representations and warranties set forth herein, if Purchaser or its affiliates shall notify the Securityholders with respect to the submission of a claim during the time period of survivability of such representation or warranty, each Securityholder's liability or obligation for Damages shall continue in full force and effect until settled by mutual agreement or arbitration pursuant to Section 11.10 with respect to those claims timely made. Such notice shall specify in reasonable detail the basis of such claim.

          (d) Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser or its affiliates in the event of fraud relating to the representations and warranties made by the Securityholders in this Agreement.

          9.2  Securityholder Indemnification.
               ------------------------------

          (a) Each of the Securityholders hereby agrees, severally but not jointly, in accordance with their respective equity interests in the Company as in existence prior to the Closing, to indemnify and hold harmless Purchaser and each of its officers, directors and other affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by Purchaser and each of its respective officers, directors and other affiliates, directly or indirectly, as a result of or arising from any misrepresentation or omission in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by any of the Securityholders in this Agreement or any facts or circumstances constituting such a misrepresentation, omission, breach or nonfulfillment (all of which, including those set forth in the clauses below, shall be referred to as the "Securityholder Identifiable Claims").

                                      38.

          (b) Without limiting the generality of any provision of this Article IX, any amounts paid or payable by Purchaser pursuant to this Agreement, if any, shall be subject to a right of setoff by Purchaser or its affiliates for any Damages and Itelco and related Damages incurred by Purchaser or its officers, directors or other affiliates in connection with this Agreement.

          (c) As a component of Purchaser's rights and remedies, which shall be cumulative under all agreements and indemnification covenants referred to herein, Purchaser and its affiliates shall have the right to seek recourse under
Section 1.2(c) hereof for Damages and Itelco and Related Damages pursuant to the terms of Section 1.2(c) hereof. The rights to indemnification provided by this
Article IX are not exclusive and shall not be construed to exclude or preclude the exercise of, and shall be in addition to, any other rights of the parties hereto, express or implied, under this Agreement or applicable law for misrepresentation, breach of contract or warranty or the breach or nonperformance of any agreement, covenant or obligation.

          (d) All payments pursuant to this Section 9.2 will include all amounts necessary to hold the Purchaser harmless on an after tax basis.

          (e) The Securityholders shall have no obligation to make any payment on the basis of this Article IX (except pursuant to Section 9.5 which shall not have a liability cushion) unless and until the aggregate amount to which Purchaser is entitled to be indemnified under this Agreement from all indemnifying parties exceeds United States $75,000, at which point Purchaser shall be entitled to the full amount due pursuant to this Article IX including such minimum liability cushion.

          9.3  Procedure for Indemnification with Respect to Third-Party Claims.
               ----------------------------------------------------------------

          (a) If the Purchaser or any affiliate of Purchaser determines to seek indemnification (such party shall be referred to herein as an "Indemnified Party") under Section 9.2 with respect to Securityholder Identifiable Claims above (such Claims shall be referred to herein as "Identifiable Claims") resulting from the assertion of liability by third parties, such Indemnified Party shall give notice to the parties from which indemnification is sought (such parties shall be referred to herein as "Indemnifying Parties") within 160 days of such Indemnified Party becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim may be based, but in any event within a reasonable time to allow the Indemnifying Party to adopt proper defensive actions. The notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnified Party. In case any such liability is asserted against any Indemnified Party, and such Indemnified Party notifies the Indemnifying Parties thereof, the Indemnifying Parties will be entitled, if such Indemnifying Parties so elect by written notice delivered to such Indemnified Party within 20 days after receiving such Indemnified Party's notice, to assume the defense

                                      39.

thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, (i) such Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless such Indemnified Party shall reasonably determine that there is a conflict of interest between or among such Indemnified Party and any Indemnifying Party with respect to such Identifiable Claim, in which case the fees and expenses of such counsel will be borne by such Indemnifying Parties, (ii) none of the Indemnified Parties shall have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Parties to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such Indemnifying Parties are materially prejudiced thereby, or unless the payment for which indemnity is sought was made by Purchaser to the third party prior to providing notice to the Indemnifying Parties. With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that such Indemnifying Parties, within 20 days after receipt of the aforesaid notice of an Identifiable Claim, fail to assume the defense of such Indemnified Party against such Identifiable Claim, such Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such Indemnifying Parties.

          (c) Notwithstanding anything in this Section 9.3 to the contrary, (i) if there is a reasonable probability that an Identifiable Claim may materially adversely affect such Indemnified Party, such Indemnified Party shall have the right to participate in such defense, compromise, or settlement and such Indemnifying Parties shall not without such Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Identifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a release from all liability in respect of such Identifiable Claim.

          9.4  Procedure For Indemnification with Respect to Non-Third Party
               -------------------------------------------------------------
Claims.  In the event that any Indemnified Party asserts the existence of a
------
claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Parties. Such written notice shall state that it is being given pursuant to this Section 9.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Parties, within 160 days after the mailing of notice by such Indemnified Party,

                                      40.

shall not give written notice to such Indemnified Party announcing its intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that such Indemnifying Parties contest the assertion of a claim by giving such written notice to such Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section 11.10 hereof.

          9.5  Itelco and Related Damages.  In addition to the foregoing general
               --------------------------
indemnification (and without giving effect to any of the disclosures or qualifications set forth in this Agreement, any accompanying schedule, exhibit or certificate), the Securityholders and each of their successors or assigns or heirs or representatives, jointly and severally, agree to indemnify and hold harmless the Purchaser and each of its officers, directors and other affiliates (including the Company) for all of the "Itelco and Related Damages" until any and all claims, demands, settlements, criminal investigations, liabilities, actions and causes of action relating thereto have been fully released and/or settled. As used herein, "Itelco and Related Damages" shall include all Damages and all legal and administrative, governmental and regulatory fees, expenses, fines and charges (whether incurred, accrued, asserted or alleged prior to or after the date of this Agreement) against or suffered or incurred by Purchaser or any of its officers, directors or other affiliates (including the Company) with respect to any and all claims, demands, settlements, criminal investigations, liabilities, actions and causes of action which directly or indirectly arise out of (or have arisen out of) or relate to claims or facts or circumstances or allegations existing on or prior to the Closing (whenever asserted or made known to the parties hereto) involving any of the following matters (the "Covered Claims"):

          (a) any and all matters relating to Itelco S.p.A. and the production of transmitters and any other products using any technology; and

          (b) any and all matters relating to confidential information, or alleged confidential information, of Itelco, S.p.A., including but not limited to information related to broadcasting and to IOT and other technology, trade secrets, technology, ideas, know-how, processes, formulas, compositions, techniques, inventions (whether patentable or not), business and product development plans, the names and expertise of employees and consultants, customer lists and other technical, business, product, marketing and financial information and plans.

          (c) Notwithstanding the foregoing, any and all proceeds paid by the plaintiff in the Itelco, S.p.A., litigation (including the reimbursement of costs, expenses and fees incurred by the Securityholders) to the Company in connection with Covered Claims shall be transferred by the Company to the Securityholders.

                                      41.

          9.6  Defense of Covered Claims for the Itelco and Related Damages.
               ------------------------------------------------------------

          (a) Notification; Cooperation.  If any person  or entity shall notify
              -------------------------
the Company, Purchaser or any Securityholder with respect to any matter which may give rise to a Covered Claim, the party receiving such notice shall promptly notify each of the other parties hereto in writing; provided, however, that no
                                                    -----------------
delay on the part of the notifying party in notifying the other parties hereto shall relieve the other parties from any obligation hereunder. The Securityholders agree to provide full and total support to the Company in connection with all of the defenses and legal representation of any and all Covered Claims, whether currently existing or arising in the future. In addition, neither the Company nor the Purchaser or any of its officers and directors will have any responsibility relating to the defense of criminal actions against any individuals in connection with a Covered Claim. Further, the Securityholders and the Company may consent to the entry of any judgment or enter into any settlement, criminal sanction, binding agreement or otherwise with respect to any such Covered Claim only with the prior written consent of Purchaser that will not be unreasonably withheld. In addition, the Securityholders shall apprise in writing Purchaser of all developments related to the Covered Claims (current and future) and shall provide Purchaser with all available information in connection with any Covered Claims. Notwithstanding the foregoing, the Securityholders will keep the Purchaser and its officers and directors and counsel informed about all material developments of the Covered Claims, including the current civil and criminal actions. Before any material decision is made by the courts or other body, the Company or the Securityholders or other plaintiffs or their counsel that could involve the generation of Itelco and Related Damages to be asserted against the Purchaser or one of its related parties, the Securityholders shall solicit the consent to strategy, litigation, tactics, motions, settlements, if any, and the like from Purchaser and its counsel.

          (b) Legal Counsel.  Legal Counsel already appointed by the Company for
              -------------
the current civil and criminal actions shall continue to defend the Company and may be revoked by the decision of the Securityholders. For future litigations or criminal investigations relating Itelco, S.p.A. Securityholders shall engage counsel which is mutually acceptable to Purchaser and the Securityholders with respect to any Covered Claim. The Securityholders shall fully cooperate with Purchaser and its affiliates in connection with all current and future actions that take place regarding the Covered Claims and promptly notify Purchaser of any events of significance of which they are alerted. On the Closing, the Securityholders shall notify the Company's current counsel on the Covered Claims that the Securityholders will be fully cooperating with the Purchaser in the conduct of the litigation (civil and criminal), will be paying all legal fees and expenses in connection therewith (whenever incurred) and shall inform such counsel that it must cooperate and inform Purchaser and Purchaser's special counsel on all matters relating to the Covered Claims. Purchaser's special counsel shall be notified in writing and copied in all written materials produced or received by the Company's current and future counsel handling the Covered Claims.

                                      42.

          9.7  Purchaser Indemnification.  (a)  Purchaser hereby agrees to
               -------------------------
indemnify and hold harmless the Securityholders against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered by the Securityholders as a result of or arising from any misrepresentation or omission in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement or any facts or circumstances constituting such a misrepresentation, omission, breach or nonfulfillment. Such indemnification shall be subject to the same procedures and limitations set forth in Sections 9.2(e), 9.3 and 9.4. In addition, the indemnity obligations of Purchaser pursuant to this Section 9.7 shall terminate upon April 30, 2000.

          9.8  Duty to Mitigate.  Purchaser shall act and shall cause the
               ----------------
Company to act in good faith and in a commercially reasonable manner to avoid and mitigate any Damages that the Purchaser or the Company could suffer; provided, however, that this Section 9.8 shall not apply to any Itelco and Related Damages.

                                   ARTICLE X

                                  TERMINATION

          10.1 Termination.
               -----------

          (a) This Agreement may be terminated at any time prior to the
Closing:

              (i) by mutual agreement of Purchaser and the Securityholders;

              (ii) by Purchaser, if there has been a breach by any of the Securityholders of any representation, warranty, covenant or agreement set forth in this Agreement resulting in a material and adverse change in the business condition of the Company and which the Securityholders fail to cure, or fail to cause the Company to cure, within five (5) business days after notice thereof is given by Purchaser (except that no cure period shall be provided for a breach by the Securityholders which by its nature cannot be cured);

              (iii) by the Securityholders, if there has been a breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Purchaser resulting in a material and adverse change in the business condition of Purchaser and which Purchaser fails to cure within five (5) business days after notice thereof is given by the Securityholders (except that no cure period shall be provided for a breach by Purchaser which by its nature cannot be cured);

                                      43.

              (iv) by Purchaser or the Securityholders, if the Closing shall not have been consummated on or before February 28, 1997;

              (v) by Purchaser or the Securityholders, if any permanent injunction or other order of a court or other competent authority preventing the Closing shall have become final and nonappealable or, in either party's reasonable good faith judgment, shall render unlikely within a reasonable period of time the consummation of the transactions set forth herein on the terms contemplated herein; or

              (vi) by Purchaser or the Securityholders, if any Governmental Entity shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions set forth herein or any litigation shall be pending, the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against the Securityholders or Purchaser of substantial damages if the transactions set forth herein are consummated, (ii) prohibit Purchaser's or the Company's ownership or operation of all or a material portion of the business rights of the Company or Purchaser and its subsidiaries taken as a whole, or compel the Company or Purchaser to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser and its subsidiaries taken as a whole, as a result of the consummation of the transactions set forth herein, (iii) materially limit or restrict Purchaser's proposed conduct or operation of the business of the Company, or (iv) render the Securityholders or Purchaser unable to consummate the transactions set forth herein. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such order or injunction lifted.

          (b) Where action is taken to terminate this Agreement pursuant to this
Section 10.1, it shall be sufficient authorization for such action to be authorized by the Board of Directors of the party taking such action.

          (c) In the event of termination of this Agreement as provided in this
Section 10.1, this Agreement shall forthwith become null and void.

          (d) In the event of termination of this Agreement pursuant to any of the events or conditions set forth in Section 10.1, no party shall be liable for any costs, charges, expenses or fees of any other party. In addition, in no event will any party to this Agreement be liable for special, consequential or indirect damages relating to or arising out of this Agreement, except for such damages arising out of actual fraud or intentional misrepresentation.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                                      44.

          11.1 Notice.  All notices and other communications required or
               ------
permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 11.1:

If to
Securityholders:  Each of the Securityholders listed in Schedule A hereto at their respective addresses set forth hereinbelow, provided that one or more Securityholders may designate, by notice given pursuant to this Section 11.1, one or more of them as the authorized recipient on behalf of any such Securityholders of any notice to be given hereunder.

with copies to:   Avv. Alessandro d'Ippolito
                  Via A. Kircher 14
                  00197 Rome, Italy
                  Telecopy No.: 06-8085121

                  Avv. Francesco Ruggieri
                  Studio Graziadei
                  Via A. Gramsci 54
                  00197 Rome, Italy
                  Telecopy No.: 06-3201426

If to Purchaser:  P-COM, Inc.
                  3175 S. Winchester Boulevard
                  Campbell, California 95008
                  Attn: Michael Sophie
                  Telecopy No.: (408) 866-3678

with copies to:   Brobeck, Phleger & Harrison LLP
                  Two Embarcadero Place
                  2200 Geng Road
                  Palo Alto, CA 94303
                  Attn: Warren T. Lazarow, Esq. and H. Richard Hukari, Esq.
                  Telecopy No.: (415) 496-2733

                  De Libero Camilli Boniello Bartoli Di Garbo
                  3, Piazza Meda
                  20121 Milan, Italy
                  Attn:  Gerardo M. Boniello
                  Telecopy No.: 39-2-76.00.81.65

                                      45.

All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          11.2 Entire Agreement.  This Agreement, the exhibits and schedules
               ----------------
hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          11.3 Binding Effect; Assignment.  This Agreement and the various
               --------------------------
rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Securityholders, their successors and assigns, and Purchaser and its respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party.

          11.4 Expenses of Transaction.  Purchaser shall bear its own costs and
               -----------------------
expenses in connection with this Agreement and the transactions contemplated hereby for its own account and the Securityholders shall bear their and the Company's own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Securityholders shall pay all applicable sales, use, transfer, documentary and other taxes arising out of the purchase and sale of the Securities.

          11.5 Waiver; Consent.  This Agreement may not be changed, amended,
               ---------------
terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto; and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

                                      46.

          11.6 Third-Party Beneficiaries.  Except as otherwise expressly
               -------------------------
provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

          11.7 Counterparts.  This Agreement may be executed simultaneously in
               ------------
multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          11.8 Severability.  If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          11.9  Governing Law.  This Agreement shall in all respects be
                -------------
construed in accordance with and governed by the laws of Italy without regard to the conflicts or choice of law provisions thereof.

          11.10  Arbitration; Attorneys' Fees.
                 ----------------------------

          (a) All disputes arising in connection with this Agreement or any modification or extension of this Agreement shall be finally settled by procedural arbitration ("arbitrato rituale") in accordance with the Rules of International Arbitration of the Chamber of Commerce of Milan (the "Chamber") in effect at that time by a panel of three arbitrators. Each party shall appoint one arbitrator and the two arbitrators so appointed shall jointly select a third arbitrator. Failing agreement between the two arbitrators selected by the parties on the third arbitrator, or failing the appointment of its own arbitrator by one of the parties within thirty (30) days of receipt by said party of a notice of arbitration from the other party, the third arbitrator or the arbitrator not appointed by one party shall be appointed by the Chamber at the request of the arbitrator appointed by the other party.

          (b) In selecting the third arbitrator, the Chamber shall ensure that such arbitrator has a full knowledge of the English language and, in particular, of United States legal terminology and concepts, and has adequate familiarity with United States GAAP, which familiarity may have been obtained by the study of, participation in transactions involving, or litigation or adjudication of cases involving, such principles, provided, however, that the choice of the arbitrator by the Chamber shall be purely discretional and not subject to challenge. The arbitrators shall be free to consult technical experts of their own choosing in resolving any dispute.

          (c) The arbitration shall be held in Rome. The arbitration proceedings shall be conducted in the English language but witnesses may be heard and

                                      47.

documents submitted in Italian or English or any other language acceptable to the arbitrators. The arbitrators may, for their own convenience or that of the parties, take evidence at places other than Rome, without changing the situs of the proceedings.

          (d) The arbitrators shall hear and dispose of any dispute in such manner as they, in their discretion, shall determine, but in so doing they shall be required to receive the submissions of the parties with respect to such dispute between the parties.

          (e) The arbitrators shall base their award with respect to the matter before them on the contents of this Agreement and on the provisions of Italian law. Where the intention of the parties is not clear, the arbitrators may have recourse to further written or oral evidence.

          (f) The award of the arbitrators may be, alternatively or cumulatively, for monetary damages or any other appropriate order or remedy.

          (g) The arbitrators may issue interim awards.

          (h) The decision of the arbitrators shall be rendered in writing with all reasonable expedition, shall set the reasons therefor and shall be final and binding upon the parties to this Agreement,

          (i) Judgment upon the arbitration award rendered may be entered in any court having jurisdiction, or application may be made to any such court for judicial acceptance of the award and an order of enforcement or execution, as the case may be.

          (j) The prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with the action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrators to have prevailed on the major disputed issues. In the event that registration of this Agreement in Italy or elsewhere becomes necessary in connection with any legal or arbitration proceedings, any and all expense including without limitation any registration taxes and fines arising out of such registration shall be borne by that party against whom an arbitration award or judgment by a court in said legal proceedings is directed. The provisions of this Section 11.10 shall survive the execution of this Agreement until any dispute is finally settled.

          11.11  Remedies.
                 --------

          (a) Each of the Securityholders agree that the Securities are unique and not otherwise readily available to Purchaser. Accordingly, each Securityholder

                                      48.

acknowledges that, in addition to all other remedies to which Purchaser is entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance.

          (b) Any and all rights and remedies herein expressly conferred upon a party pursuant to this Agreement or in any agreement referred to herein will be deemed cumulative with and not exclusive of any other right or remedy conferred hereby or thereby; and the exercise of any one right or remedy will not preclude the exercise of any other right or remedy under any such agreement.

          11.12  Mutual Drafting.  This Agreement is the joint product of
                 ---------------
Purchaser and the Securityholders, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Purchaser and the Securityholders, and their respective counsel, and shall not be construed for or against any party hereto. The governing language for purposes of this Agreement shall be English.

                                      49.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              PURCHASER:

                              P-COM, INC.


                                    /S/ Michael J. Sophie
                              By:   ____________________________________


                    Address:  3175 S. Winchester Boulevard
                              Campbell, CA 95008



                              SECURITYHOLDERS:

                              ELETTRONICA S.p.A.

                                    /S/ Enzo Benigni
                              By:   ___________________________________

                    Address:  _________________________________________

                              _________________________________________


                              /S/ A. Biscarini
                              _________________________________________
                              A. Biscarini

                    Address:  _________________________________________

                              _________________________________________

                              /S/ G. Bertuccioli
                              _________________________________________
                              G. Bertuccioli

                    Address:  _________________________________________

                              _________________________________________

                                      50.

                              /S/ G. Melandri
                              _________________________________________
                              G. Melandri

                    Address:  _________________________________________

                              _________________________________________

                              /S/ G. Canese
                              _________________________________________
                              G. Canese

                    Address:  _________________________________________

                              _________________________________________


                                      51.